                                                                    Exhibit 99.2


                                                                 CONFORMED COPY


                               NETWORK SIX, INC.,

                                    TRW INC.

                                       AND

                                NSI SYSTEMS INC.

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 6, 2001

                                TABLE OF CONTENTS

                                   ARTICLE I.

                                     MERGER

                                                                          PAGE

1.1.        The Merger                                                      2
1.2.        Effective Time                                                  2
1.3.        Conversion of Shares                                            2
1.4.        Dissenting Shares                                               3
1.5.        Surrender of Shares                                             3
1.6         Options                                                         5
1.7.        Articles of Incorporation and Bylaws                            5
1.8.        Directors and Officers                                          5
1.9.        Other Effects of Merger                                         5
1.10.       Proxy Statement                                                 6
1.11.       Additional Actions                                              6

                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.        Organization and Good Standing                                  8
2.2.        Capitalization                                                  8
2.3.        Subsidiaries                                                    8
2.4.        Authorization; Binding Agreement                                9
2.5.        Governmental Approvals                                          9
2.6.        No Violations                                                   9
2.7.        Securities Filings                                             10
2.8.        Company Financial Statements                                   10
2.9.        Absence of Certain Changes or Events                           10
2.10.       Compliance with Laws                                           11
2.11.       Permits                                                        11
2.12.       Litigation                                                     11
2.13.       Contracts                                                      11
2.14.       Employee Benefit Plans                                         12
2.15.       Taxes and Returns                                              13
2.16        Intellectual Property                                          14
2.17.       Environmental Matters                                          14
2.18.       Proxy Statement                                                16
2.19.       Labor Matters                                                  16
2.20.       Finders and Investment Bankers                                 17
2.21.       Fairness Opinion                                               17
2.22.       Related Party Transactions                                     17
2.23        Year 2000 Compliance                                           17
2.24        Directors' and Officers' Liability Insurance Policies          18
2.25        Existing Contracts                                             18
2.26        No Undisclosed Material Liabilities                            18

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                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

3.1.        Organization and Good Standing                                 19
3.2.        Authorization; Binding Agreement                               19
3.3.        Governmental Approvals                                         19
3.4.        No Violations                                                  19
3.5.        Proxy Statement                                                20
3.6.        Finders and Investment Bankers                                 20
3.7.        Financing Arrangements                                         20
3.8.        No Prior Activities                                            20
3.9.        Litigation                                                     20



                                   ARTICLE IV.

                       ADDITIONAL COVENANTS OF THE COMPANY

4.1.        Conduct of Business of the Company                             21
4.2.        Notification of Certain Matters                                23
4.3.        Access and Information                                         23
4.4.        Stockholder Approval                                           23
4.5.        Best Efforts                                                   24
4.6.        Public Announcements                                           24
4.7.        Compliance                                                     24
4.8.        No Solicitation                                                24
4.9.        SEC and Shareholder Filings                                    26
4.10.       Takeover Statutes                                              26
4.11.       Related Party Agreements                                       26
4.12.       Employee Stock Purchase Plan                                   26
4.13.       Special Committee of the Directors                             26

                                   ARTICLE V.

                         ADDITIONAL COVENANTS OF PARENT

5.1.        Best Efforts                                                   26
5.2.        Public Announcements                                           27
5.3.        Compliance                                                     27
5.4.        Employee Benefit Plans                                         27
5.5.        Indemnification, Exculpation and Insurance                     27

                                   ARTICLE VI.

                                MERGER CONDITIONS

6.1.        Stockholder Approval                                           28
6.2.        No Injunction or Action                                        28
6.3.        Other Approvals                                                28
6.4.        Conditions of Obligations of Parent and Merger Sub             28
6.5.        Conditions of Obligations of the Company                       29

                                  ARTICLE VII.

                           TERMINATION AND ABANDONMENT

7.1.        Termination                                                    29
7.2.        Effect of Termination and Abandonment                          31

                                  ARTICLE VIII.

                                  MISCELLANEOUS

8.1.        Confidentiality                                                32
8.2.        Amendment and Modification                                     32
8.3.        Waiver of Compliance; Consents                                 32
8.4.        Survival                                                       33
8.5.        Notices                                                        33
8.6.        Binding Effect; Assignment                                     34
8.7.        Expenses                                                       34
8.8.        Governing Law                                                  34
8.9.        Counterparts                                                   34
8.10.       Interpretation                                                 34
8.11.       Entire Agreement                                               34
8.12.       Severability                                                   34
8.13.       Specific Performance                                           35
8.14.       Third Parties                                                  35
8.15.       Disclosure Letters                                             35
8.16.       Tax Consequences of the Merger                                 36


                                      ANNEX

Annex I:  Stockholders party to Common Shareholders Agreements            A-1
Annex II:  List of Certain Contracts                                      A-2

                GLOSSARY OF DEFINED TERMS



Acquisition Agreement..............................25
Affiliate..........................................34
Agreement...........................................1
Benefit Plan.......................................12
Certificate of Merger...............................2
Closing.............................................2
Closing Date........................................2
Common Shareholders Agreement.......................1
Company.............................................1
Company Benefit Plan...............................12
Company Disclosure Letter...........................8
Company Filed Documents............................10
Company Financial Statements.......................10
Company Material Adverse Effect.....................8
Company Material Contract..........................11
Company Options.....................................5
Company Permits....................................11
Company Proposals..................................23
Company Securities Filings.........................10
Company Stock.......................................1
Company Subsidiary..................................8
Confidentiality Agreement..........................32
Consent.............................................9
Dissenting Shares...................................3
Effective Time......................................2
Environmental Claim................................15
Environmental Laws.................................16
Environmental Permit...............................16
ERISA..............................................12
Exchange Agent......................................3
Financial Advisor...................................6
Governmental Authority..............................9
Hazardous Materials................................16
Key Employees......................................11
knowledge..........................................12
Law................................................10
Litigation.........................................11
Merger..............................................1
Merger Consideration................................2
Merger Sub..........................................1
Multiemployer Plan.................................12
NASD...............................................23
Parent..............................................1
Parent Disclosure Letter...........................19
Parent Expenses....................................32
Parent Filed Documents.............................20
Parent Group.......................................27
Parent Information.................................20
Per Share Amount....................................1
Person.............................................34
Preferred Purchase Agreement........................1
Preferred Shares....................................1
Preferred Stockholder...............................1
Proxy Statement.....................................6
Related Party......................................17
Rhode Island Act....................................2
SEC.................................................6
Securities Act.....................................11
Securities Exchange Act.............................6
Securities Filings Contracts.......................11
Shares..............................................1
Special Meeting.....................................6
Subsidiary.........................................34
Superior Proposal..................................25
Surviving Corporation...............................2
Surviving Corporation Common Stock..................3
Takeover Proposal..................................24
Takeover Statute...................................26
Tax................................................14
Tax Return.........................................14
Termination Fee....................................32

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            This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 6, 2001, by and among Network Six, Inc., a Rhode Island corporation (the "Company"), TRW Inc., an Ohio corporation ("Parent"), and NSI Systems Inc., a Rhode Island corporation and wholly owned subsidiary of Parent ("Merger Sub").


                              W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Parent have approved the acquisition by Parent of the Company in accordance with the provisions of this Agreement;

            WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of the Company, Merger Sub and Parent have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the laws of the State of Rhode Island and the provisions of this Agreement, whereby each outstanding share (the "Shares") of common stock, $.10 par value, of the Company ("Company Stock") will be converted into the right to receive $3.60 per share (the "Per Share Amount"), net to the shareholder in cash, without interest, subject to any dissenters rights;

             WHEREAS, Parent and Merger Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, immediately after the execution and delivery hereof, each of the holders of Shares listed on Annex I hereto enter into an agreement (the "Common Shareholders Agreements") providing for certain matters with respect to their Shares, and certain other actions relating to the transactions contemplated by this Agreement;

            WHEREAS, Parent and Merger Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, immediately after the execution and delivery hereof, the holder (the "Preferred Stockholder") of the outstanding Series A Convertible Preferred Stock of the Company (the "Preferred Shares") enters into a purchase and sale and voting agreement (the "Preferred Purchase Agreement") providing for the sale to the Merger Sub of the Preferred Shares, and certain other actions relating to the transactions contemplated by this Agreement;

            WHEREAS, the Board of Directors of the Company has approved this Agreement, has resolved to recommend approval of the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares approve the Merger and adopt this Agreement and the transactions contemplated hereby; and

            WHEREAS, the Board of Directors of the Company has taken such action as is necessary so that the restrictions set forth in the Rhode Island Business Combination Act of 1990 do not apply and will not apply to Parent, Merger Sub or affiliates or associates of Parent as a result of the transactions contemplated by this Agreement;

            WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                                     MERGER

            1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Business Corporation Act of Rhode Island (the "Rhode Island Act"). At the Effective Time (as defined in Section 1.2 hereof), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the Rhode Island Act and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Rhode Island as a subsidiary of Parent. At Parent's election, any direct or indirect subsidiary of Parent other than Merger Sub may be merged with and into the Company instead of Merger Sub. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement to reflect such election. The parties shall prepare and execute articles of merger in order to comply in all respects with the requirements of the Rhode Island Act and with the provisions of this Agreement or, if applicable, a certificate of ownership and merger (each, a "Certificate of Merger").

            1.2. EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Rhode Island in accordance with the applicable provisions of the Rhode Island Act or at such later time as may be specified in the Certificate of Merger. As soon as practicable after all of the conditions set forth in Article VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

            1.3. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

            (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 1.3(b) hereof and any Dissenting Shares (as hereinafter defined)) shall be cancelled and extinguished and be converted into the right to receive the Per Share Amount (the "Merger Consideration") in cash payable to the holder thereof, without interest, promptly upon surrender of the certificate representing such Share or appropriate proof of lost certificates, in accordance with Section 1.5 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of any such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

            (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent (other than Shares held by TRW Investment Management Co., its advisors or employee benefit plans of Parent or any of its Subsidiaries) immediately before the Effective Time, including without limitation Merger Sub, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto. Each share of the Series A Convertible Preferred Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time, including without limitation Merger Sub, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

            (c) The shares of Merger Sub common stock outstanding immediately prior to the Merger shall be converted into 8,000 validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation, or such other number of such Shares as Parent may determine with notice to the Company prior to the Effective Time (the "Surviving Corporation Common Stock"), which 8,000 shares (or such other number of shares) of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

            1.4. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the Rhode Island Act (including but not limited to ss.7-1.1-74 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the Rhode Island Act.

            (b) Notwithstanding the provisions of Section 1.4(a) hereof, if any holder of Shares who demands appraisal of his Shares under the Rhode Island Act shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Shares or appropriate proof of lost certificate.

            (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the Rhode Island Act received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Rhode Island Act. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

            1.5. SURRENDER OF SHARES. (a) Prior to the Closing Date, Parent shall appoint Equiserve Limited Partnership or another agent reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the Merger. As of the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of holders of Shares, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 1.3 hereof. Such funds shall be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Merger Sub, the Surviving Corporation or Parent, as Parent directs.

            (b) On the Closing Date, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Shares cancelled upon the Merger pursuant to Section 1.3(a) hereof, promptly after receiving from the Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Shares cancelled upon the Merger pursuant to Section 1.3(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to affect the surrender of such certificate or certificates on such holder's behalf for a period ending one hundred eighty
(180) days after the Effective Time. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to promptly pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate subject to Sections 1.5(c) and 1.5(e) hereof. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares or Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent other than Shares held by TRW Investment Management Co., its advisors or employee benefit plans of Parent or any of its Subsidiaries or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

            (c) If payment of cash in respect of cancelled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes (as hereinafter defined) required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Tax either has been paid or is not payable.

            (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, its transfer agent or the Exchange Agent, they shall be cancelled and exchanged for cash as provided in Section 1.3(a) hereof. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates that immediately before the Effective Time represented outstanding Shares. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

            (e) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 1.5(c) hereof, stock transfer Taxes payable by such holder.

            (f) Promptly following the date which is 180 calendar days after the Effective Time, the Exchange Agent shall deliver to Parent all cash (including interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares to be cancelled pursuant to Section 1.3(b) hereof) shall be entitled to look to Parent only as a general creditor with respect to the aggregate Merger Consideration relating thereto payable upon surrender of such certificate, without any interest or dividends thereon (subject to applicable abandoned property, escheat and similar Laws).

            (g) None of the Company, Merger Sub, Parent or the Exchange Agent shall be liable to any holder of Shares for cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

            1.6. OPTIONS. (a) The Company hereby represents and warrants, and based thereon Parent and Merger Sub hereby acknowledge, that (i) Section 2.14 of the Company Disclosure Letter (as hereinafter defined) lists all of the stock option plans under which outstanding options to purchase Shares have been granted, (ii) that Section 2.14 of the Company Disclosure Letter lists all of the outstanding options to purchase Shares (the "Company Options") granted under the Company's stock option plans, the vesting schedule for such options, and the exercise prices of such options. Each Company Option, whether or not then exercisable or vested, shall, as a result of the Merger, be fully exercisable and vested immediately prior to the Effective Time and (iii) all Company Options which are outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and the holders thereof shall be entitled to receive from the Surviving Company (or, at Parent's option, Parent) at the Effective Time, in respect of each Share subject to such Company Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share thereof (such payment to be net of applicable withholding taxes), PROVIDED that the holder of any such Company Option shall, as a condition to any payment and prior to the Effective Time, deliver an executed Amendment to Stock Option Awards agreement included as part of Section 2.14 of the Company Disclosure Letter. At the Effective Time, Parent shall provide the Surviving Corporation with the funds necessary to satisfy any of its obligations under this Section 1.6(a).

            (b) The Company shall cause the Company Option Plans to terminate as of the Effective Time.

            1.7. ARTICLES OF INCORPORATION AND BYLAWS. At the Effective Time, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be the Articles of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time (subject to any subsequent amendments); provided, however, the name of the Surviving Corporation shall be "Network Six, Inc."

            1.8. DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

            1.9. OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Rhode Island Act.

            1.10. PROXY STATEMENT. (a) The Company, acting through its Board of Directors, shall duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of shareholders as soon as practicable for the purpose of considering and taking action upon this Agreement and the Merger.

            (b) As promptly as practicable after the date hereof, but in no event later than ten (10) business days after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and shall use its best efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to consider the Merger or an information statement, as appropriate (such proxy statement or information statement, as amended or supplemented, the letter to the Company's stockholders, the notice of meeting and form of proxy to be distributed to the Company's stockholders and any annexes, schedules and exhibits required to be filed with the SEC in connection therewith are collectively herein referred to as the "Proxy Statement"). The Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and the fairness opinion of Delta Financial Group, Inc. (the "Financial Advisor") and such other disclosures as are required by Law (as defined in Section 2.6 hereof).

            (c) The shareholder vote required for the adoption of this Agreement and the Merger shall be the vote required by the Rhode Island Act. The Company will use its best efforts to solicit from its shareholders proxies in favor of adoption and approval of the Merger and to take all other reasonable action necessary or, in the judgment of Parent, helpful to secure the vote of shareholders required by the Rhode Island Act to effect the Merger and the conversion into cash of the outstanding Shares pursuant to Section 1.3 hereof.

            (d) Parent will furnish the Company with such information concerning Parent and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law. Parent agrees promptly to advise the Company if, at any time prior to the Special Meeting, any information provided by it specifically for inclusion in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

            (e) The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

            (f) The Company shall provide Parent for its review a copy of the Proxy Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby. Parent authorizes the Company to utilize in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

            1.11. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from the Company to Parent (the "Company Disclosure Letter"):

            2.1. ORGANIZATION AND GOOD STANDING. The Company is a corporation or partnership duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite corporate power and authority and any necessary governmental approval to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have or be reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Company taken as a whole ("Company Material Adverse Effect") or prevent or delay the consummation of the Merger. The Company has heretofore made available to Parent accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

            2.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (a) 4,000,000 shares of Company Stock, and (b) 857,142.86 shares of Series A Convertible Preferred Stock, par value $3.50 per share. As of the close of business on the day immediately preceding the date hereof, (a) 816,991 shares of Company Stock were issued and outstanding, (b) 714,285.71 shares of Series A Convertible Preferred Stock were issued and outstanding, (c) 8,693 shares of Company Stock were issued and held in the treasury of the Company, (d) Company Options to purchase 222,875 shares of Company Stock had been granted and not exercised and (e) warrants to purchase 11,500 (Business Development Company of Rhode Island) and 10,000 (Citizens Trust Company) shares of Company Stock had been granted and not exercised. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth in
Section 2.2 of the Company Disclosure Letter, as of the date hereof there were no, and as of the Effective Time there will be no, outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other interest in the ownership or earnings of the Company or other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

            2.3. SUBSIDIARIES. There are no Company Subsidiaries. For purposes of this Agreement, the term "Company Subsidiary" shall mean any corporation, partnership or other legal entity of which the

Company (either alone or through or together with any other subsidiary) owns a majority of the capital stock or other equity interests, and the Company is entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity.

            2.4. AUTHORIZATION; BINDING AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of the Company). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The only vote of holders of any class or series of the Company's capital stock required to adopt this Agreement and approve the Merger and the transactions contemplated hereby is the affirmative vote of a majority of (i) the outstanding Shares, voting together as a class with the Preferred Shares on an as converted basis, and (ii) the outstanding Preferred Shares, voting as a separate class. The Rhode Island Business Combination Act of 1990 is the only state takeover or control share statute or similar statute or regulation that applies or purports to apply to the Merger, or any of the transactions contemplated hereby or thereby. The Board of Directors of the Company has taken such action as is necessary so that the restrictions set forth in the Rhode Island Business Combination Act of 1990 do not apply and will not apply to Parent, Merger Sub or affiliates or associates of Parent as a result of the transactions contemplated by this Agreement, the Common Shareholders Agreements and the Preferred Purchase Agreement.

            2.5. GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization, domestic or foreign ("Governmental Authority"), on the part of the Company is required in connection with the execution, delivery or performance by the Company of this Agreement, or the consummation by the Company of the transactions contemplated hereby other than
(i) the filing of the Certificate of Merger with the Secretary of State of Rhode Island in accordance with the Rhode Island Act, (ii) filings with the SEC, and
(iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

            2.6. NO VIOLATIONS. Except as disclosed on Section 2.6 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof or thereof will not
(i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company, (ii) require any Consent under or result in any breach or violation of or constitute (with or without due notice or lapse of time or both) a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its respective properties are bound or affected, except as would not reasonably be expected to result in a Company Material Adverse Effect, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of the Company or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or its assets or properties are subject.

            2.7. SECURITIES FILINGS. The Company has timely filed all forms, reports, statements and documents required to be filed with the SEC since December 31, 2000, each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act, each as in effect on the date so filed. The Company has made available to Parent true and complete copies of
(i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1998, 1999 and 2000, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since January 1, 1998, and prior to the date hereof (collectively, the "Company Filed Documents"). The reports and statements required to be filed or furnished to stockholders pursuant to the Securities Exchange Act subsequent to the date hereof through the Effective Time, collectively with the Company Filed Documents, are referred to collectively herein as the "Company Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof through the Effective Time, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to executed agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Securities Exchange Act.

            2.8. COMPANY FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal recurring year-end audit adjustments (which individually or in the aggregate are not material in nature or amount), any other adjustments described in the Company Filed Documents and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

            2.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, except as disclosed in Section 2.9 of the Company Disclosure Letter or in Company Filed Documents filed subsequent to such date and prior to date hereof, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:
(i) any event that, individually or in the aggregate, has had or is reasonably likely in the future to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance,
(iv) any change by the Company in accounting principles or practices, (v) any revaluation by the Company of any of its material assets, including but not limited to, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) any entry by the Company into any commitment or transactions material to the Company (other than commitments or transactions entered into in the ordinary course of business), or
(vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or, any other increase in the compensation payable or to become payable to any present or former directors or officers, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or employees of the Company covered by Section 5.4 of the Company Disclosure Letter ("Key Employees"). Since January 1, 2001, the Company has not taken, nor failed to take, any action that would have constituted a breach of Section 4.1 hereof had the covenants therein applied since that date, except as described in Section
2.9 of the Company Disclosure Schedule.

            2.10. COMPLIANCE WITH LAWS. The business and operations of the Company have been operated in compliance in all material respects with all Laws applicable thereto.

            2.11. PERMITS. (i) The Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, "Company Permits") except where the failure to have such Permit would not be expected to have a Company Material Adverse Effect, (ii) the Company is not in violation of any Company Permit and
(iii) no proceedings are pending or, to the knowledge of the Company, threatened to revoke or limit any Company Permit.

            2.12. LITIGATION. There is no suit, action, investigation, claim or proceeding ("Litigation") pending or, to the best knowledge of the Company, threatened against the Company which, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect, nor is there any judgment, decree, writ, award, injunction, rule or order of any Governmental Authority outstanding against the Company which, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect or prevent or result in a delay of the consummation of the Merger.

            2.13. CONTRACTS. The Company is not a party nor is it subject to any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument (each, a "Contract") that is required to be described in or filed as an exhibit to any Company Securities Filing ("Securities Filings Contract") that is not so described in or filed as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act in respect of the Company Filed Documents, as the case may be. All Securities Filings Contracts and all other Contracts which have a value in excess of $50,000 (together with Securities Filings Contracts, "Company Material Contracts") are valid and binding and are in full force and effect and enforceable against the Company or such subsidiary and, to the best knowledge of the Company, against the other parties thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

            2.14. EMPLOYEE BENEFIT PLANS. (a) Section 2.14 of the Company Disclosure Letter contains a complete and accurate list of all Benefit Plans (as hereinafter defined) maintained or contributed to by the Company ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, severance, employment, vacation, disability, change-in-control, bonus, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, perquisite arrangement, program, policy or arrangement including any funding mechanism now in effect or required as a result of this Agreement or otherwise, whether formal or informal, oral or written, legally binding or not, providing for benefits for or the welfare of any or all of the current or former employees, independent contractors or agents of the Company or its beneficiaries or dependents; provided that Benefit Plans shall not include any Multiemployer Plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely in the future to result in a Company Material Adverse Effect. The Company does not contribute to, or have any outstanding liability with respect to, any Multiemployer Plan.

            (b) With respect to each Benefit Plan, the Company has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any Company Subsidiaries to their employees concerning the extent of the benefits provided under a Benefit Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, to the extent required to be filed by ERISA or the Internal Revenue Code of 1986, as amended (the "Code"), (B) audited financial statements, with attached opinions of independent accountants, (C) actuarial valuation reports, and (D) the Form PBGC-1 for any Benefit Plan required to file such Form. The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such date, in accordance with generally accepted accounting principles.

            (c) (i) Each Benefit Plan has been established and administered in accordance with its terms, and in material compliance with applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; each Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified in form and operation and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) to the best knowledge (which means, for purposes of this agreement, actual knowledge, after due inquiry, of any officer of the Company) of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with an ERISA Affiliate, as hereinafter defined, to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (v) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975), "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) or failure to make by its due date a required installment under Code section 412(m) has occurred with respect to any Benefit Plan or any other plan maintained for employees of any ERISA Affiliate of the Company. "ERISA Affiliate," as applied to any person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Code section 414(b) of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Code section 414(c) of which that person is a member, and (iii) any member of an affiliated service group within the meaning of Code section 414(m) and (o) of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

            (d) Neither the Company nor any ERISA Affiliate participates in, or has participated in, any plan subject to Title IV of ERISA;

            (e) The Company has not ever contributed to or had an obligation to contribute to any Multiemployer Plan. No ERISA Affiliate has withdrawn from any such Multiemployer Plan in a complete or partial withdrawal under Subtitle E of Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof, or received notice from any such Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA sections 4241A or 4045 or that it intends to terminate or has terminated under ERISA section 4041 or 4042.

            (f) With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no facts or circumstances exist, to the knowledge of the Company, that could give rise to any such actions, suits or claims.

            (g) No Benefit Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

            (h) Each of the Benefit Plans can be terminated by the Company within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

            (i) All group health plans of the Company and any ERISA Affiliate have been operated in compliance with Parts 6 and 7 of Title I of ERISA, to the extent such requirements are applicable. Except to the extent required under ERISA section 601, the Company does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

            2.15. TAXES AND RETURNS. (a) The Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed, or caused to be timely filed all Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established in accordance with generally accepted accounting principles, consistently applied, or which are being contested in good faith. All such Tax Returns were true, correct and complete in all material respects. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith and are immaterial in amount). The Company does not have any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the best knowledge of the Company, there are no liens for Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

            (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

            2.16. INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise possesses legal enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. All patents, trademarks, trade names, service marks and copyrights held by the Company which are material to its business are valid and subsisting.

             2.17. ENVIRONMENTAL MATTERS. (a) Except as specifically described in Section 2.17 of the Company Disclosure Letter:

                  (i) (A) the Company is, and within the period of all applicable statutes of limitation has been, in compliance in all material respects with all Environmental Laws applicable to any of its current or former operations; and (B) the Company believes that it will, and will not incur material expense in excess of the amounts reflected in the Company's statements and capital budgets to, maintain compliance in all material respects with all Environmental Laws applicable to any of its current or former operations or properties or attain and maintain such compliance with respect to any of its planned operations over the next three years;

                  (ii) (A) the Company holds all Environmental Permits (each of which is in full force and effect) required for any of its current operations and for any property owned, leased, or otherwise operated by it, and is, and within the period of all applicable statues of limitation has been, in compliance in all material respects with the terms of all such Environmental Permits; and (B) the Company has no knowledge that over the next three years: any of its Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; any additional Environmental Permits required of it for current operations or for any property owned, leased, or otherwise operated by it, or for any of its planned operations, will not be timely granted or complied with; or any transfer or renewal of, or reapplication for, any Environmental Permit required as a result of the Merger will not be, timely effected;

                  (iii) no review by, or approval of, any Governmental Authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement;

                  (iv) the Company has not received any Environmental Claim against it, and the Company has no knowledge of any such Environmental Claim being threatened or contemplated;

                  (v) to the best of the Company's knowledge, Hazardous Materials that are reasonably likely to form the basis of any Environmental Claim against the Company are not present on any property owned, leased, or operated by it;

                  (vi) no material Environmental Claim is pending or, to the best knowledge of the Company, threatened, and, to the best of the Company's knowledge, there exists no Hazardous Materials that is reasonably likely to form the basis of any Environmental Claim, in any case against any person or entity (including without limitation any predecessor of the Company) whose liability the Company has or may have retained or assumed either contractually or by operation of law, or , to the best of the Company's knowledge, against any real or personal property which the Company formerly owned, leased, or operated, in whole or in part which would result in a Company Material Adverse Effect; and

                  (vii) to the best of the Company's knowledge, there are no facts which the Company reasonably believes could form the basis of a material Environmental Claim against it arising out of the non-compliance or alleged non-compliance with any Environmental Law, or the presence or suspected presence of Hazardous Materials at any location; the Company does not expect to incur any material costs to comply with Environmental Laws during the next three years; the Company does not expect to incur any material costs for ongoing, and reasonably anticipated, investigation and remediation of Hazardous Materials (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for investigation and remediation costs)..

         (b) For purposes of this Agreement, the terms below shall have the following meanings:

         "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice (written or oral) of alleged noncompliance, violation, or liability, by any person or entity asserting liability or potential liability (including without limitation, liability or potential liability for enforcement, investigatory costs, remediation costs, operation and maintenance costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties), regardless of legal theory, arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or
(iii) otherwise relating to obligations or liabilities under any Environmental Law.

         "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of human health (including, without limitation, employee health and safety) or the environment (including without limitation indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species).

         "Environmental Permits" means all permits, licenses, registrations, approvals, exemptions and other filings with or authorizations, by any Governmental Authority under any Environmental Law.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, electromagnetic fields and all other materials, whether or not defined as such, that are regulated pursuant to any Environmental Laws or that could result in liability under any applicable Environmental Laws.

         2.18. PROXY STATEMENT. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Parent or Merger Sub specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or first sent to stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company's stockholders held for approval of the Merger which has become false or misleading. No representation is made by the Company with respect to written information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

         2.19. LABOR MATTERS. The Company is not a party to any collective bargaining agreement, memorandum of understanding, settlement or other labor agreement with any union or labor organization and no union or labor agreement with any union or labor organization has been recognized by the Company as an exclusive bargaining representative for employees of the Company. There is no current union representation matter involving employees of the Company, nor, to the best of the Company's knowledge, any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees; there is no material labor dispute, strike, picketing or work stoppage, or any lockout, involving employees of the Company pending or, to the best of the Company's knowledge, threatened against or involving the Company or and Company Subsidiary there is no (i) arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against the Company pending or, to the best of the Company's knowledge, threatened before any court, arbitrator, mediator or governmental agency or tribunal, or (ii) adjudication by any court, arbitrator, mediator or governmental agency or tribunal that, in the case of either clause (i) or (ii) above, has or would reasonably be expected to have a Company Material Adverse Effect.

         2.20. FINDERS AND INVESTMENT BANKERS. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to agreements with the Financial Advisor and Bentley Associates, L.P., copies of which have been provided to Parent.

         2.21. FAIRNESS OPINION. The Company's Board of Directors has received from the Financial Advisor a written opinion addressed to it to the effect that, as of the date hereof, the consideration to be paid to the Company's common stockholders pursuant to the Merger is fair to such stockholders from a financial point of view.

         2.22. RELATED PARTY TRANSACTIONS. Except as set forth in the Company Filed Documents, no director, officer or affiliate of the Company, including for these purposes, any controlling shareholder or director, officer or partner of any such affiliate (each a "Related Party") (i) has outstanding any indebtedness or other similar obligation to the Company or (ii) other than employment-related benefits contemplated by or disclosed in this Agreement, is a party to any legally binding material contract, commitment or obligation to, from or with the Company .

         2.23. YEAR 2000 COMPLIANCE. (a) Except as specifically described in
Section 2.23 of the Company Disclosure Letter, the Information Technology (as defined below) of the Company is Year 2000 Compliant (as defined below) and will not cause an interruption in the ongoing operations of the business of the Company or give rise to liability, including product liability, due to a problem arising from a failure of the Information Technology relating to Year 2000 Compliance (as defined below), except where such failures individually or in the aggregate, will not or are not reasonably likely to in the future have a Company Material Adverse Effect. Section 2.23 of the Company Disclosure Letter sets forth correct and complete lists of all of the hardware, software, firmware, network systems, embedded systems, telecommunication systems, and other Information Technology of the Company which is not Year 2000 Compliant.

         (b) The Company has been, is and on the Closing Date will continue to be, in compliance in all respects with all applicable laws requiring disclosure of the Year 2000 Compliance status of the Information Technology of the business of the Company, the Year 2000 Compliance efforts of the Company and other Year 2000 related disclosures.

         (c) As used in this Agreement, "Year 2000 Compliant" and "Year 2000 Compliance" mean, with respect to Information Technology, that the Information Technology accurately processes date/time data and date-related data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and during the twenty-first century, the years 1999 and 2000 and leap year calculations, to the extent that Information Technology is used in combination with other Information Technology, such Information Technology properly exchanges date/time data with such other Information Technology, and the Information Technology has been tested to verify these capabilities.

         (d) As used in this Agreement, "Information Technology" means all software, hardware, firmware, telecommunications systems, network systems, embedded systems, and other systems or components that are owned or used by the Company.

         (e) The Company (i) has made a full and complete assessment of the Year 2000 Issues (as defined below) and (ii) does not reasonably anticipate that Year 2000 Issues will have a Company Material Adverse Effect on its operations, business, financial condition or results of operations.

         (f) As used in this Agreement, "Year 2000 Issues," means anticipated costs, problems and uncertainties associated with being Year 2000 Compliant, including the ability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such ability affects the business, operations, and financial condition of the Company and of the Company's material customers, suppliers and vendors.

            2.24. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICIES. Section
2.24 of the Company disclosure Letter sets forth a full and complete list of all directors' and officers' liability insurance policies maintained by or on behalf of the Company on the date thereof.

            2.25. EXISTING CONTRACTS. The Company has not received any notices of default or termination with respect to any contract listed on Annex II hereto.

            2.26. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than: (a) liabilities disclosed in the Company's Form 10-Q for the quarter ended March 31, 2001 included in the Company Filed Documents; and (b) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2001, which individually or in the aggregate, would not have a Company Material Adverse Effect.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from Parent to the Company (the "Parent Disclosure Letter"):

         3.1. ORGANIZATION AND GOOD STANDING. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and any necessary governmental authority to own, lease and operate its properties and to carry on its business as now being conducted.

         3.2. AUTHORIZATION; BINDING AGREEMENT. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and by Parent as sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding agreements of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

         3.3. GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution or delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the secretary of State of Rhode Island in accordance with the Rhode Island Act, (ii) filings with the SEC, (iii) those Consents that, if they were not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement and (iv) such filings as may be required in any jurisdiction where Parent is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

         3.4. NO VIOLATIONS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with any of the provisions hereof will not
(i) conflict with or result in any breach of any provision of the charter documents or Bylaws or other governing instruments of Parent or any of Parent's Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract, instrument, permit, license or franchise to which the Parent is a party or by which Parent or any of its assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Parent or any subsidiary of Parent or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not, individually or in the aggregate, have or be reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole.

         3.5. PROXY STATEMENT. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "Parent Information"), specifically for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

         3.6. FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

         3.7. FINANCING ARRANGEMENTS. At the Effective Time, Parent will have funds available to it (exclusive of any funds in the Company's accounts at the Effective Time) sufficient to purchase the Shares in accordance with the terms of this Agreement.

         3.8. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Common Shareholders Agreements and the Preferred Purchase Agreement and the transactions contemplated hereby and thereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

         3.9 LITIGATION. Except as disclosed in any report, statement or other document filed by Parent with the SEC prior to the date hereof ("Parent Filed Documents"), there is (i) no Litigation pending or, to the best knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub which, individually or in the aggregate, has had or would be reasonably likely in the future to have a prevent or result in a delay of the consummation of the Merger, and (ii) no judgment, decree, writ, award, injunction, rule or order of any Governmental Authority outstanding against Parent or Merger Sub which, individually or in the aggregate, has had or would be reasonably likely in the future to prevent or result in a delay of the consummation of the Merger.

                                   ARTICLE IV.

                       ADDITIONAL COVENANTS OF THE COMPANY

                  The Company covenants and agrees as follows:

         4.1. CONDUCT OF BUSINESS OF THE COMPANY. (a) Except as expressly contemplated by Section 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct its business in the ordinary course and consistent with past practice, and the Company shall use best efforts to preserve intact its business organization, keep available the services of its officers and employees and preserve intact the present commercial relationships of the Company with all persons with whom it does business and (ii) without limiting the generality or effect of the foregoing, the Company will not:

                  (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

                  (B) authorize for issuance, issue, deliver, grant, sell, pledge, dispose of or propose to issue, deliver, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company including, but not limited to, stock appreciation rights, phantom stock, any securities convertible into or exchangeable for shares of stock of any class of the Company, except for the issuance of up to 222,875 Shares pursuant to the exercise of either incentive or non-qualified stock options, including management stock options, outstanding on the close of business on the day immediately preceding the date of this Agreement and listed in Section 2.2 of the Company Disclosure Schedule in accordance with their present terms;

                  (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except that the Company may, with prior notice to Parent, pay accrued and unpaid dividends through, but not beyond, March 31, 2001 on the Preferred Stock), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any shares of its capital stock or other securities;

                  (D) (a) other than in the ordinary course of business consistent with past practice, (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees); (b) acquire the stock or the assets of, or merge or consolidate with, any other person; (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and in a manner consistent with past practice; or (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company other than sales of products in the ordinary course of business and in a manner consistent with past practice; (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice); (f) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (g) enter into a commitment to make any single capital expenditure which is in excess of $5,000 or enter into commitments to make capital expenditures (during any two-month period) which are, in the aggregate, in excess of $10,000;

                  (E) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement and set forth in or contemplated by Section 4.1 of the Company Disclosure Schedule, (ii) increases in salaries of employees who are not directors or officers of the Company or Key Employees made in the ordinary course of business consistent with past practice or (iii) increases in salaries of Key Employees with Parent's prior written consent;

                  (F) except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

                  (G) make any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability, or waive any statute of limitations for any Tax claim or assessment or change its fiscal year;

                  (H) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

                  (I) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

                  (J) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (a) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (b) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof (including, without limitation, benefit plans relating to directors) or entered into in accordance with this
         Section 4.1;

                  (K) permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be cancelled or terminated without the prior consent of the Parent, except in the ordinary course of business and consistent with past practice; or

                  (L) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 4.1(a) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the Conditions not being satisfied.

                  (M) pay the legal fees or other expenses of the Preferred Stockholder in connection with the transactions contemplated by this Agreement or otherwise or reimburse the Preferred Stockholder for such fees or expenses in an aggregate amount in excess of $50,000.

                  (b) The Company shall use its best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

         4.2. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement:
(i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the National Association of Securities Dealers (the "NASD") or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any Merger condition (as set forth in Article VI) to be unsatisfied at any time prior to the consummation of the Merger; (iv) any breach by the Company of any provision hereof; or (v) the commencement or, to its knowledge, threat of any Litigation involving or affecting the Company or any of its respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

         4.3. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, the Company will give, and shall cause its accountants and legal counsel to give, Parent and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all personnel, offices and other facilities and to all contracts, agreements, commitments, books and records (including Tax Returns) of or pertaining to the Company, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request, and (b) a copy of each report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities laws or the NASD.

         4.4. STOCKHOLDER APPROVAL. As soon as practicable following the date hereof, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby (the "Company Proposals"). Except as otherwise contemplated by this Agreement, (i) the Board of Directors of the Company will recommend to the stockholders of the Company that they approve the Company Proposals, (ii) the Company will include in the Proxy Statement the unanimous recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby and the written opinion of the Financial Advisor that the consideration to be received by the common stockholders of the Company pursuant to the Merger is fair from a financial point of view and
(iii) the Company will use its best efforts to obtain any necessary approval by the Company's stockholders of the Company Proposals.

         4.5. BEST EFFORTS. Subject to the terms and conditions herein provided, the Company agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby and (ii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, the Company agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

         4.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company shall not, and shall cause its officers, directors and authorized representatives not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Parent, except for such of the foregoing as the Company determines that such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will, if practicable in the circumstances, consult with Parent regarding the same.

         4.7. COMPLIANCE. In consummating the transactions contemplated hereby, the Company shall comply, in all material respects, with all applicable Laws.

         4.8 NO SOLICITATION. (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the Effective Time and following the receipt of a Superior Proposal, the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of this Agreement, and subject to compliance with Section 4.8(c), (x) furnish information with respect to the Company to a bona fide third party which has made a Superior Proposal pursuant to a confidentiality agreement having terms substantially the same as the Confidentiality Agreement (as hereinafter defined), provided that the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (y) participate in negotiations regarding such Superior Proposal. "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of

10% or more of the assets of the Company or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

         (b) Except as set forth in this Section 4.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of this Agreement, after consultation with outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Merger or the Company Proposals or (y) approve or recommend a Superior Proposal, PROVIDED, HOWEVER, that any actions described in clauses (x) and (y) may be taken only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what action referred to herein the Board of Directors of the Company has determined to take, PROVIDED, FURTHER, that the foregoing proviso shall not prevent the Board of Directors of the Company from taking any actions described in clause (x) within five business days of the Special Meeting so long as the notice described in the foregoing proviso is received by Parent prior to Noon, New York time, on the date of the Special Meeting. For purposes of this Agreement, a "Superior Proposal" means a bona fide written Takeover Proposal which (i) a majority of the disinterested members of the Board of Directors of the Company determines, in their good faith judgment (based on the opinion of independent financial advisors) that the value of the consideration provided for in such proposal exceeds 110% of the Per Share Amount, and, considering all relevant factors, is as or more favorable to the Company and its stockholders than the Merger and (ii) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of the disinterested members of the Board of Directors (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.8, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of the Merger and the transactions contemplated by this Agreement.

         (d) Nothing contained in this Section 4.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

         4.9. SEC AND SHAREHOLDER FILINGS. The Company shall send to Parent a copy of, or notify Parent of the filing and availability on EDGAR of, all public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

         4.10. TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Merger, the Company and the members of its Board of Directors will use best efforts to grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

         4.11. RELATED PARTY AGREEMENTS. Except as set forth in Section 4.11 of the Company Disclosure Letter and except for employment-related agreements or obligations contemplated by or disclosed in this Agreement, the Company shall take all actions necessary to terminate, effective as of the Effective Time, all contracts, commitments or obligations to, from or with the Company, on the one hand, and any Related Party, on the other hand.

         4.12. EMPLOYEE STOCK PURCHASE PLAN. Promptly following the execution hereof and in all cases prior to any public announcement concerning this Agreement, the Company will terminate its ss.423 employee stock purchase plan and refund to participating employees any funds contributed thereto but not yet utilized for the purchase of Company Stock.

         4.13. SPECIAL COMMITTEE OF THE DIRECTORS. Promptly following the execution hereof the Board of Directors will adopt a resolution to provide that no fees shall accrue to the Special Committee of the Board of Directors after the date hereof.

                                   ARTICLE V.

                         ADDITIONAL COVENANTS OF PARENT

                     PARENT COVENANTS AND AGREES AS FOLLOWS:

         5.1. BEST EFFORTS. Subject to the terms and conditions herein provided, Parent agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby and (ii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, Parent agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein. Notwithstanding any other provision hereof, in no event will Parent, Merger Sub or any of their Affiliates (collectively, the "Parent Group") be required to take or fail to take any action in order to obtain or make a Consent arising out of any contractual or legal obligation of or applicable to the Company, and in no event will any member of the Parent Group be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement, or the transactions contemplated hereby.

         5.2. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent shall not, and shall cause its officers, directors and authorized representatives not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except for such of the foregoing as to which Parent determines that such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares the Parent's capital stock are listed or the NASD, in which case Parent, prior to making such announcement, will, if practicable in the circumstances, consult with the Company regarding the same.

         5.3. COMPLIANCE. In consummating the transactions contemplated hereby, Parent shall comply in all material respects with all applicable Laws.

         5.4. EMPLOYEE BENEFIT PLANS. As of the Effective Time, Parent shall cause the Surviving Corporation to take such actions with respect to the Company Benefit Plans and the Key Employees as are set forth in Section 5.4 of the Parent Disclosure Letter.

         5.5. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers or employees of the Company (the "Indemnified Parties") to the maximum extent as provided in the Company's articles of incorporation or bylaws (as the same now exists or hereafter may be amended, but in the case of such amendment only to the extent such amendment permits broader rights), the Rhode Island Act (as the same now exists or hereafter may be amended, but in the case of such amendment only to the extent such amendment permits broader rights), or in separate indemnity agreements between the Company and such indemnified parties, will be assumed by the Surviving Corporation and Parent will cause the Surviving Corporation to honor such obligations in accordance with the terms thereof, to the extent permitted by applicable law, without further action, as of the Effective Time, and such rights will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of Parent. Notwithstanding any other provision hereof, the provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         (b) Parent will, and will cause the Surviving Corporation to, maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company on the date hereof (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such policies as insured) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company and/or any director or officer of the Company Subsidiaries prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate premiums for such insurance exceeds 200% of the per annum rate of premium currently paid by the Company for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an aggregate premium equal to 200% of such rate, provided, further, however, that, notwithstanding such 200% limitation, such directors' and officers' coverage , or equivalent "tail" or "discovery period" coverage, will in any event be provided for a minimum of three years following the Effective Time.

                                   ARTICLE VI.

                                MERGER CONDITIONS

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions, PROVIDED that the obligation of each party to effect the Merger shall not be relieved by the failure of any such conditions if such failure is the proximate result of any breach by such party of any of its material obligations under this Agreement:

         6.1. STOCKHOLDER APPROVAL. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the Rhode Island Act and the Company's Articles of Incorporation, which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares, voting together as a class with Preferred Shares on an as converted basis, and a majority of the Preferred Shares, voting as a separate class.

         6.2. NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time.

         6.3. OTHER APPROVALS. On or prior to the Closing Date, the Consents specified in Section 2.5 of the Company Disclosure Letter, and Section 3.3 of the Parent Disclosure Letter, if any, shall have been obtained.

         6.4. CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions (which may be waived in whole or in part by Parent): (a) the Company shall have performed all of the obligations required to be performed by it under this Agreement on or before the Closing Date; (b) the representations and warranties of the Company shall be true and correct as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time, as though made at and as of the Effective Time; (c) the Company shall have obtained all Consents required from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated hereby; (d) the Company and the Parent shall have received written communications from the parties to the contracts listed on Annex II stating that such party is aware of the proposed transfer of ownership of the Company to the Parent and that such transfer will not cause such party to terminate the contract or refuse assignment of the contract, or containing such other language that is acceptable to the Parent in its sole reasonable discretion; (e) that the Company shall have received, prior to the Effective Time, from the holder of each Company Option and from the holder of each Restricted Stock Unit, an executed Amendment form included as part of Section 2.14 of the Company Disclosure Letter, (f) the Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or the Chief Financial Officer confirming the matters set forth in clauses (a),
(b), (c), (d) and (e) of this Section 6.4; (g) the Financial Advisor shall not have withdrawn or modified its written opinion referred to in Section 2.21; (h) that each of the Stockholders listed on Annex I have executed and delivered to Parent a Common Shareholders Agreement and the Preferred Stockholder has executed and delivered to Parent the Preferred Purchase Agreement; (i) Merger Sub shall have acquired all the Preferred Shares from the Preferred Stockholder pursuant to the Preferred Purchase Agreement; (j) that the holders of the Warrants referred to in Section 2.2 shall have agreed in writing that such Warrants shall be cancelled at the Effective Time; (k) that the Company employees listed on Schedule 5.4 of the Parent Disclosure Schedule shall have executed and delivered to Parent and the Company agreements (and, as applicable, releases) in the forms included as part of Schedule 5.4 of the Parent Disclosure Letter (and the revocation period provided for in any such release shall have expired); and (l) the Company shall have delivered to the Parent an opinion of Duffy & Sweeney, LTD, dated the Closing Date, to the effect that the Company is duly incorporated, validly existing and in good standing under the State of Rhode Island and that this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms.

         6.5 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions (which may be waived in whole or in part by the Company): (a) Parent and Merger Sub shall have performed all of the obligations required to be performed by it under this Agreement on or before the Closing Date; (b) the representations and warranties of Parent and Merger Sub shall be true and correct as of the date hereof and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time, as though made at and as of the Effective Time; and the Company shall have received a certificate from an authorized officer of Parent and Merger Sub concerning the matters set forth in clauses (a) and (b) of this Section 6.5; and (c) Parent and Merger Sub shall have obtained all Consents required from Governmental Authorities and other third parties, if any, required for the consummation of the Merger and the transactions contemplated hereby.

                                  ARTICLE VII.

                           TERMINATION AND ABANDONMENT

         7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, upon the occurrence of any of the following:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or, for the benefit of Parent only, the Preferred Purchase Agreement or any of the Common Shareholders Agreements, and such order, decree or ruling or other action shall have become final and nonappealable;

         (c) by Parent if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured in all material respects by the date that is one business day prior to the date scheduled for the Special Meeting;

         (d) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or any of the Company Proposals, or failed to reconfirm its recommendation within two business days after a written request to do so, or approved or recommended any Takeover Proposal or the Company shall have failed to comply with its agreements set forth in Section 1.10(b) hereof or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

         (e) by the Parent if there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, enacted, taken or threatened by a Governmental Authority of competent jurisdiction which in any such case (i) prohibits or restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of any portion of the Company's business or assets, or compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any portion of the Company's business or assets or (ii) imposes any material limitations on the ability of Parent or any of its Affiliates or Subsidiaries effectively to control in any respect the business and operations of the Company;

         (f) by the Parent if any Governmental Authority shall have instituted any action, suit or proceeding seeking any relief or remedy referred to in paragraph (e) or material damages as a result of any of this Agreement or any transactions contemplated hereby;

         (g) by the Company if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured in all material respects by the date that is one business day prior to the date scheduled for the Special Meeting;

         (h) by the Company in order to enter into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 4.8, provided that prior thereto the Company has paid the Termination Fee and Parent Expenses in accordance with Section 7.2;

         (i) by Parent, if the Company, any of its officers or directors or financial or legal advisors shall take any of the actions that would be proscribed by Section 4.8 hereof but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the second sentence of Section 4.8(a) hereof or pursuant to the second sentence of Section 4.8(b) hereof;

         (j) by either the Company or the Parent if at the Special Meeting (including any adjournment thereof) this Agreement and the Merger shall fail to be adopted by the affirmative vote required under the Rhode Island Act and the Company's Articles of Incorporation;

         (k) by the Parent if it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Securities Exchange Act) of more than 25% of the outstanding Shares has been acquired by any person (including the Company, any of the Company Subsidiaries or affiliates thereof) or group (as defined in Section 13(d)(3) of the Securities Exchange Act), other than Parent or any of its affiliates; provided, HOWEVER, in the case of any acquisition by any of the parties listed on Annex I hereto that has previously filed a Schedule 13D with respect to its ownership of Shares of the Company, such percentage shall be 35% with respect to such party (together with such party's affiliates or any other person with which such party forms a "group" for purposes of the rules promulgated under Section 13 of the Securities Exchange Act);

         (l) by the Parent if there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Company Material Adverse Effect; or

         (m) by the Company or the Parent if the Merger shall not have been consummated on or before the 180th calendar day after the date hereof, PROVIDED that the terminating party's failure to perform any of its obligations under this Agreement does not result in the failure of the Merger to be so consummated by such time.

         The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.5 hereof.

         7.2. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.11, 8.12, 8.13, 8.14 and 8.15 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall hold in confidence in accordance with the terms and conditions of the Confidentiality Agreement all materials obtained from, or based on or otherwise reflecting or generated in whole or in part from information obtained from, any other party hereto in connection with the transactions contemplated by this Agreement, and shall not use any such materials for the purpose of competing with the businesses of the other parties hereto, whether obtained before or after the execution hereof.

         (b) In the event that (A) a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either the Company or Parent pursuant to 7.1(j) hereof or by the Company pursuant to Section 7.1(m) hereof or (B) this Agreement is terminated (x) by the Company pursuant to
Section 7.1(h) hereof, (y) by Parent pursuant to Section 7.1(d), 7.1(i) or 7.1(k) hereof or (z) Parent pursuant to Section 7.1(c) hereof, then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $300,000 (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Parent pursuant to a termination by the Company pursuant to Section 7.1(j) or Section 7.1(m) hereof unless and until within nine months of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for any Takeover Proposal with the person or persons or any of their respective affiliates which proposed a Takeover Proposal prior to the termination of this Agreement. The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 7.2(b), the Company shall promptly pay upon Parent's request all reasonable out-of-pocket charges and expenses incurred by Parent in connection with this Agreement, the Common Shareholders Agreements and the Preferred Purchase Agreement and the transactions contemplated hereby and thereby not to exceed $50,000 (the "Parent Expenses"), which payments shall be in addition to the Termination Fee. Notwithstanding the foregoing, the fee or expense reimbursement contemplated hereby shall be paid pursuant to this Section 7.2(b) regardless of any alleged breach by Parent of its obligations hereunder, PROVIDED that no payment by the Company made pursuant to this Section 7.2(b) shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         8.1. CONFIDENTIALITY. Each of Parent, Merger Sub and the Company will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated December 22, 2001, between Parent and the Company (the "Confidentiality Agreement"). As of the Effective Time, all of Parent's restrictions and obligations under the Confidentiality Agreement shall terminate.

         8.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Merger Sub.

         8.3. WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Company on the one hand, or Parent and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 8.3.

         8.4. SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.4, 1.5, 1.6, 1.8, 5.4, 5.5 and
8.1 hereof, which shall survive beyond the Effective Time.

         8.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to the Company, to:

                                    Network Six, Inc.
                                    475 Kilvert Street
                                    Warwick, Rhode Island 02886
                                    (401) 732-9000 phone

                                    Attention: Chief Financial Officer
                                    Telecopy: (401) 732-9009

                                    with a copy to:

                                    Duffy & Sweeney, LTD
                                    300 Turks Head Building
                                    Providence, Rhode Island 02903

                                    Attention: Robert D. Emerson
                                    Telecopy: (401) 455-0701

                                            and

                           (ii)     if to Parent or Merger Sub, to:

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, Ohio 44124

                                    Attention:  Secretary
                                    Telecopy: (216) 291-7255

                                            with copies to:

                                    TRW Inc.
                                    12011 Sunset Hills Road
                                    Reston, Virginia 20190-3285

                                    Attention: Assistant General Counsel
                                    Telecopy: (703) 345-7075

         8.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto except that Parent and Merger Sub may assign or delegate all or any of their respective rights and obligations hereunder to a direct or indirect wholly-owned subsidiary or subsidiaries of Parent, PROVIDED, HOWEVER, that no such assignment or delegation shall relieve the assigning or delegating party of its duties hereunder.

         8.7. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of Parent under Section 7.2(b) hereof.

         8.8. GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by the laws of the State of New York, except to the extent that the terms and consummation of the Merger is subject to the Rhode Island Act, in which case such law shall govern.

         8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "Affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "Subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

         8.11. ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex(es) attached hereto and Disclosure Letters referred to herein, which Annex(es) and Disclosure Letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         8.12. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         8.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement and were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         8.14. THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; PROVIDED HOWEVER, that the parties hereto specifically acknowledge that the provisions of Sections 1.6, 5.4 and 5.5 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives and the provisions of Section 1.5(b) are intended to be for the benefit of, and shall be enforceable by, stockholders of the Company affected thereby and their heirs and representatives.

         8.15. DISCLOSURE LETTERS. The Company and Parent acknowledge that the Company Disclosure Letter and the Parent Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed proper disclosure for the Section to which specific reference is made.

         8.16. TAX CONSEQUENCES OF THE MERGER. The parties hereto acknowledge that the Merger will NOT qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended. Parent and Merger Sub make no representations or warranties to the Company or its stockholders regarding the tax ramifications of the Merger.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                              TRW INC.

                              By:  /s/ WILLIAM B. LAWRENCE
                                   ---------------------------------------
                              Title:  Executive Vice President, General Counsel
                                       and Secretary

                              NSI SYSTEMS INC.

                              By:  /s/ RONALD P. VARGO
                                   --------------------------------------
                              Title:   Vice President and Treasurer

                              NETWORK SIX, INC.

                              By:  /s/ KENNETH C. KIRSCH
                                   --------------------------------------
                              Title:  President and Chief Executive Officer

                                     ANNEX I

Stockholders Party to Common Shareholders Agreements

a.   Alliance Capital Investment Corp.,
     Jericho Capital Corp. SEP f/b/o Kenneth Greene,
     Kenneth Greene, and Stacy Greene

b.   Kenneth C. Kirsch and Kenneth C. Kirsch Revocable Trust - 1993

c.   Donna J. Guido

                                    ANNEX II

1. Contract dated July 1, 1999 between the Company and the State of Rhode Island Department of Human Services (INRHODES contract)

2. Contract dated January 27, 2000 between the Company and the State of Rhode Island Department of Children, Youth and Families (RICHIST contract)

3. Contract dated April, 1997 between the Company and the State of Maine Department of Human Services (MACWIS contract)


                                      A-2